Exhibit B-6(c)

As of January 13, 2005

To the Purchasers Named in the Agreements
referred to below

            Re: River Fuel Company #2, Inc.
                  Intermediate Term Secured Notes,
                  4.42% Series D Due January 13, 2010

Ladies and Gentlemen:

            Terms used herein shall have the same meanings ascribed to them in the Note Agreements dated as of January 13, 2005 between you and River Fuel Company #2, Inc. (the "Agreements").

            So long as any of the Notes shall remain outstanding, the Lessee hereby agrees that:

                    (A)    without your prior written consent,
        (1)    it shall not obtain the release of Nuclear Fuel from the Lease Agreement pursuant to Section 10(b) thereof in an amount which, after giving effect to the use of the proceeds received by the Company for the Nuclear Fuel, shall cause the sum of (i) the aggregate unpaid principal amount of all outstanding IT Notes, plus (ii) all Outstandings or any other outstanding bank indebtedness of the Company to exceed the aggregate SLV of the Nuclear Fuel plus accrued Daily Lease Charges plus cash and investments held in the Collateral Account (such excess amount being hereinafter referred to as a "Collateral Deficiency"),

        (2)    it shall not agree to any affirmative or negative covenant with respect to the business, operations, properties or condition, financial or other, of the Lessee with any Person in order to induce such Person to extend credit to the Company, unless (x) such covenant is in existence on the date hereof and a copy of the document containing such covenant has been provided to you or (y) such covenant is contained in the Lease Agreement, and

        (3)    it shall not provide to any Person in order to induce such Person to extend credit to the Company, any collateral other than the Collateral described in the Security Agreement or any guarantee or other assurance against loss or non-payment, nor shall it cause the Company to provide such additional collateral, guarantee or assurance (or consent to the provision thereof by the Company) unless, in each case, all IT Notes shall have equally and ratably the benefit of such additional collateral, guarantee or assurance, and

          (B)    within 24 months following the occurrence of an event set forth in Sections 18 or 19 of the Lease Agreement, it shall effect the Restoration (as defined in the Lease Agreement) of the Nuclear Fuel which is subject to such event if the occurrence of such event would cause a Collateral Deficiency to exist, and

          (C)    it shall transmit to each IT Noteholder copies of its and Entergy Corporation's Annual Reports on Form 10-K, their Quarterly Reports on Form 10-Q, their Current Reports on Form 8-K, Entergy Corporation's Annual Reports to shareholders, and such other financial information as may be publicly available and as such IT Noteholder may reasonably request, and

          (D)    pursuant to Sections 13(b) and 33 of the Lease Agreement, it shall give written instructions to the Company to file or to cause to be filed all continuation statements required under the Uniform Commercial Code, as from time to time in effect in each applicable jurisdiction, or other applicable law with respect to the liens and security interests granted under the Security Agreement in order to maintain, protect, preserve and perfect the Collateral Agent's lien on and security interest in the Collateral as a legal, valid and enforceable first priority security interest therein, and it shall cause the Company to give evidence to the Collateral Agent of the due recordation of such continuation statements prior to the date for the timely recordation of such continuation statements.

                                                                                                    Very truly yours,

                                                                                                    ENTERGY LOUISIANA, INC.

                                                                                                    By:      /s/  Steven C. McNeal_______
                                                                                                    Name:      Steven C. McNeal
                                                                                                    Title:        Vice President and Treasurer